EXHIBIT 10.1

Addendum No. 1 to Employment Agreement

This Addendum No. 1 is entered into this 4 day of January, 2006 and shall serve to amend that Employment Agreement entered into by and between Impac Funding Corporation (“Employer”) and Gretchen Verdugo (“Employee”) with an effective date of February 1, 2005, hereinafter the “Agreement.”

The parties hereto agree that the Agreement shall be amended as follows:

1.	Paragraph 2.8 shall be stricken in its entirety and replaced with the following:

2.8	The Employee may elect Voluntary Termination 30 days prior to May 31, 2006. If Employee wishes to elect Voluntary Termination, Employee must give at least 30, but no more than 60 days notice, prior to May 31, 2006. Voluntary termination is only available upon proper notice.

In all other regards the Agreement is hereby ratified and confirmed.

/s/ GRETCHEN VERDUGO	/s/ RICHARD J. JOHNSON
Gretchen Verdugo	Impac Funding Corporation

	By:	Richard J. Johnson

1/4/06	1/3/06
Date	Date